ABSC NC 2006-HE4
Asset Backed Securities Portfolio Analysis

4,726 records
Balance: 909,199,782
All records

Selection Criteria: All records
Table of Contents

1. Summary
2. DTI
3. Lien-IO
4. ARM-Fix
5. Balloon
6. Occupancy
7. Property Type

1. Summary

% of collateral with silent second: 29.48
CLTV including silent second: 87.73

Top

2. DTI

DTI	Percent Full Doc	Percent Stated Doc	Percent Limited Doc
0.01 - 5.00	100	0	0
5.01 - 10.00	90.36	4.71	4.93
10.01 - 15.00	52.75	36.32	10.93
15.01 - 20.00	57.91	32.18	9.92
20.01 - 25.00	62.22	35.9	1.88
25.01 - 30.00	70.55	28.16	1.29
30.01 - 35.00	66.12	31.72	2.16
35.01 - 40.00	61.55	36.83	1.62
40.01 - 45.00	49.98	48.27	1.75
45.01 - 50.00	52.56	46.16	1.28
50.01 - 55.00	76.39	21.44	2.18
55.01 - 60.00	80.9	19.1	0
70.01 - 75.00	100	0	0
Total:	57.53	40.73	1.73

Top

3. Lien-IO

											% Non Onwer
											Occupied (Excludes
											Primary and
Lien-IO	% of Total	Avg Loan Size	WAC	LTV	CLTV	DTI	%IO	% Second Lien	% ARM	% Full Doc	Second Homes)
Ist Lien IO	5.07	291995.2	7.658	82.91	91.27	42.71	100	0	77.03	66.07	0
Ist Lien Non IO	89.77	220362.8	8.122	81.01	86.83	42.21	0	0	85.76	57.6	4.97
Second Lien	5.15	54213.73	11.461	99.83	99.83	42.31	0	100	0	48.08	0
Total:	100	192382.5	8.27	82.08	87.73	42.24	5.07	5.15	80.9	57.53	4.47

Top

4. ARM-Fix

											% Non Onwer
											Occupied (Excludes
											Primary and
ARM-Fix	% of Total	Avg Loan Size	WAC	LTV	CLTV	DTI	%IO	% Second Lien	% ARM	% Full Doc	Second Homes)
First Lien ARM	80.9	228218.1	8.285	81.04	87.38	42.44	4.83	0	100	55.75	4.71
First Lien Fixed	13.95	198454.3	7.006	81.5	85.28	41.02	8.36	0	0	71.4	4.72
Second Lien	5.15	54213.73	11.461	99.83	99.83	42.31	0	100	0	48.08	0
Total:	100	192382.5	8.27	82.08	87.73	42.24	5.07	5.15	80.9	57.53	4.47

Top

5. Balloon

											% Non Onwer
											Occupied (Excludes
											Primary and
Balloon	% of Total	Avg Loan Size	WAC	LTV	CLTV	DTI	%IO	% Second Lien	% ARM	% Full Doc	Second Homes)
Balloon	54.74	262521.8	8.159	81.07	87.48	43.15	0	0	95.26	56.61	3.67
Fully Amortizing	45.26	145391.7	8.404	83.29	88.02	41.14	11.21	11.38	63.53	58.65	5.42
Total:	100	192382.5	8.27	82.08	87.73	42.24	5.07	5.15	80.9	57.53	4.47

Top

6. Occupancy

											% Non Onwer
											Occupied (Excludes
											Primary and
Occupancy	% of Total	Avg Loan Size	WAC	LTV	CLTV	DTI	%IO	% Second Lien	% ARM	% Full Doc	Second Homes)
I	4.47	179655.2	8.963	83.81	84	38.26	0	0	85.27	42.03	100
P	92.38	193350	8.228	81.96	87.71	42.44	5.16	5.31	80.81	59.31	0
S	3.16	183880.5	8.537	82.96	93.63	42.06	9.88	7.84	77.22	27.62	0
Total:	100	192382.5	8.27	82.08	87.73	42.24	5.07	5.15	80.9	57.53	4.47

Top

7. Property Type

											% Non Onwer
											Occupied (Excludes
											Primary and
Property Type	% of Total	Avg Loan Size	WAC	LTV	CLTV	DTI	%IO	% Second Lien	% ARM	% Full Doc	Second Homes)
24	9.57	303165.1	8.033	81.79	87	43.62	6.15	2.88	84.81	51.75	8.79
CONDO	6.38	181293.5	8.352	83.59	91.18	41.91	6.57	8.47	74.6	55.1	5.74
PUD	13.54	202213.3	8.297	82.8	90.34	41.88	6.92	5.47	84.69	59.46	3.11
SF	70.5	182629.5	8.29	81.84	87.01	42.15	4.44	5.1	80.21	58.17	4.02
Total:	100	192382.5	8.27	82.08	87.73	42.24	5.07	5.15	80.9	57.53	4.47

Top

Credit Suisse
11 Madison Avenue
New York, New York 10010

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you. Neither the issuer of the securities nor any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or its affiliates.